Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 80 (b) Dated Monday, February 2, 2004
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
44181EC97	$2,107,000.00	1.000%	$2,085,930.00	Fixed	3.500%	Monthly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moodys Ranking	S & P Rating
02/15/2009	03/15/2004	$3.89	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated March 28, 2003 for information regarding the acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, February 2, 2004 @12:00 PM ET
Settlement Date: Thursday, February 5, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes(SM) is the service mark of Incapital LLC.
All rights reserved.

						Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1